10f-3 REPORT

                        SMITH BARNEY INCOME FUNDS
                    SMITH BARNEY HIGH INCOME FUND

                 August 1, 2000 through July 31, 2001

                     Trade                                      % of
Issuer               Date    Selling Dealer    Amount   Price   Issue(1)

Air Canda	   3/8/01    Goldman Sachs   $4,000,000	 98.475  4.00A
  10.250% due 3/15/01
Callahan          5/30/01    Merrill Lynch    1,100,000  85.720  1.23
  Nordrheinwestf
  14.125% due 7/15/01
Rite Aid Corp.	   6/20/01   Fleet Bank       1,100,000	 100.00  2.00B
  11.250% due 7/1/08
Schuler Homes	   6/21/01   Warburg   	      3,200,000	 100.00  6.67C
  10.50% due 7/15/11
MediaCom Broadband 6/22/01   Chase	      2,000,000	 100.00  1.50D
  11.000% due 7/15/13
Quebecor Media     6/28/01   First Boston    12,590,000	 97.794  4.90E
  11.1250% due 7/15/11
Paxson Comm	   6/29/01   Merrill Lynch    1,425,000	 100.00  2.00F
  10.750% due 7/15/08


(1) Represents purchases by all affiliated funds; may not exceed
    25% of the offering.


A - Includes purchases of $8,000,000 by other affiliated mutual funds. B - Includes purchases of $1,900,000 by other affiliated mutual funds. C - Includes purchases of $6,800,000 by other affiliated mutual funds. D - Includes purchases of $1,900,000 by other affiliated mutual funds. E - Includes purchases of $22,410,000 by other affiliated mutual funds. F - Includes purchases of $2,575,000 by other affiliated mutual funds.